Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Patterson-UTI Energy, Inc. of our report dated February 13, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Patterson-UTI Energy, Inc., which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
April 21, 2017